March 28, 2013

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

Re:	Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale of up to 8,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase 4,150,000 shares of Common Stock (including 1,245,000 Shares and Warrants to purchase 622,500 shares of Common Stock issuable upon exercise of an over-allotment option granted by the Company to the Underwriter (as defined below)), pursuant to an underwriting agreement, dated March 28, 2013 (the “Underwriting Agreement”), by and between the Company and Maxim Group LLC (the “Underwriter”). The Shares and the Warrants are included in a Registration Statement on Form S-3, as amended (Registration No. 333-184591) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We refer to our opinion dated January 25, 2013, included as Exhibit 5.1 to the Registration Statement. We also refer to the prospectus supplement, of even date herewith, and the accompanying prospectus included in the Registration Statement (collectively, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the following documents for the purpose of rendering this opinion (collectively, the “Documents”):

1.	the Registration Statement;
2.	the Prospectus;
3.	The Underwriting Agreement and the Form of Warrant attached thereto;
4.	the Amended and Restated Certificate of Incorporation of the Company, as amended;
5.	the Second Amended and Restated Bylaws of the Company; and
6.	the corporate minute books or other records of the Company pertaining to the Registration Statement, the Prospectus and the Shares.

For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iii) such review of published sources of law as we have deemed necessary.

Our opinion contained herein is limited to the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth below, we are of the opinion that:

1.	the Shares have been duly authorized by all necessary corporate actions of the Company and, upon issuance and delivery of the Shares to the Underwriter, in exchange for all consideration therefor in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable; and

2.	the Warrants have been duly authorized by all necessary corporate actions of the Company and, when issued, sold and delivered in the manner and for the consideration set forth in the Prospectus, will be valid and binding obligations of the Company.

We express no legal opinion upon any matter other than those explicitly addressed above, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ PIERCE ATWOOD LLP